Exhibit 99.1

Dana Hamilton joins Opendoor Board of Directors

SAN FRANCISCO, NOVEMBER 2, 2023 – Opendoor Technologies Inc. (“Opendoor”) (Nasdaq: OPEN), a leading e-commerce platform for residential real estate transactions, today announced Dana Hamilton has been appointed to the Opendoor Board of Directors, effective immediately. Ms. Hamilton will serve on the Board’s Audit Committee.

“We are pleased to welcome a leader of Dana’s caliber to our Board,” said Carrie Wheeler, Opendoor CEO and Board Director. “Dana’s three decades of real estate experience and significant financial, transactional and asset management knowledge across multiple real estate verticals will help propel our vision for Opendoor and the future of home buying and selling. We look forward to benefiting from her deep expertise as we continue our focus on reinventing the consumer real estate experience and delivering value for our shareholders.”

“I’m honored to join the Opendoor team,” said Ms. Hamilton. “I have long admired Opendoor’s leadership and innovation in residential real estate. They are solving long-standing pain points for consumers by modernizing the process of buying and selling a home. I look forward to working with the rest of the Board and management team, and building upon Opendoor’s continued momentum.”

Ms. Hamilton brings over 30 years of experience in building and managing successful real estate companies in the U.S. and Europe. She previously served as Senior Managing Director and Head of Real Estate at Pretium Partners LLC, an alternative investment manager specializing in over $50 billion in U.S. real estate and credit assets. While at Pretium, she oversaw significant growth of the firm’s single-family rental investment business. Ms. Hamilton also spent 20 years at Archstone, one of the largest apartment companies in the U.S. and Europe, until its sale to AvalonBay and Equity Residential in 2013, where she held numerous roles during her tenure, including President – Europe and Executive Vice-President – National Operations.

Additionally, on October 31, 2023, Jonathan Jaffe provided a written notice to the Board of his intent to resign from the Board, effective as of December 31, 2023. Following this resignation and appointment of Ms. Hamilton, the Board will comprise nine directors, seven of whom are independent.

Ms. Wheeler added, “On behalf of the entire Board, I thank Jon for his many valuable contributions to Opendoor during the past five years. Jon played an integral role in establishing our relationship with Lennar, which is and will continue to be one of our most long-standing and valued partnerships. His insights and guidance have helped enable our growth and success in building a leading platform for people to buy and sell a home with simplicity and certainty.”

About Opendoor

Opendoor’s mission is to power life’s progress, one move at a time. Since 2014, Opendoor has provided people across the U.S. with a simple and certain way to buy and sell a home. Opendoor currently operates in markets nationwide.

For more information, please visit www.opendoor.com.

Contacts

Investors:

investors@opendoor.com

Media:

press@opendoor.com